Exhibit 99.1

The National Security Group, Inc. 661 East Davis Street Post Office Box 703 Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE

For Additional Information: Contact Brian McLeod – Chief Financial Officer @ (334) 897-2273.

The National Security Group, Inc

Declares Cash Dividend

ELBA, ALABAMA (April 27, 2009)...On April 24, 2009, the Board of Directors of The National Security Group, Inc. (NASDAQ:NSEC), declared a quarterly dividend of $.15 per share. This represents an annual indicated dividend rate of $.60 per share. This cash dividend is payable on May 29, 2009 to shareholders of record May 11, 2009. With its home office in Elba, Alabama, The National Security Group, Inc. is an insurance holding company. Company shares are traded on the NASDAQ Global Market under the symbol NSEC.